Exhibit 99.1

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION IN OR INTO

CANADA, AUSTRALIA OR JAPAN

WARNER MUSIC GROUP’S STATEMENT REGARDING EMI GROUP PLC

NEW YORK, July 27, 2006—Warner Music Group Corp. (NYSE: WMG) today issued the following statement:

The July 13, 2006 ruling of the European Court of First Instance regarding Sony BMG has created uncertainty regarding a potential combination of Warner Music Group Corp. (“WMG”) and EMI Group plc (“EMI”). WMG will monitor the situation carefully, but until matters become clearer, for instance as a result of the re-review of Sony BMG by the European Commission or through an appeal to the European Court of Justice, WMG does not believe that it would be prudent to pursue a combination of WMG and EMI. Accordingly, WMG does not intend to make an offer for EMI at this time.

As previously announced, WMG will release fiscal year 2006 third quarter financial results for the three months ended June 30, 2006 on Thursday, August 3, 2006 and will hold an earnings conference call that morning at 10:00 a.m. ET.

For the purposes of Rule 2.8 of The City Code on Takeovers and Mergers (“Takeover Code”), WMG reserves the right to make or participate in an offer for EMI and/or take any other action that would otherwise be restricted under Rule 2.8 of the Takeover Code in the next six months: (a) with the agreement or recommendation of the EMI board; (b) if any announcement is made by or on behalf of EMI or a third party relating to the making of an offer or a possible offer (whether full or partial) for EMI; (c) upon the announcement by or on behalf of EMI of a “Whitewash” proposal or any proposal to implement a scheme of arrangement, reverse takeover or merger with a third party; (d) upon the announcement by EMI of any intention or proposal to undertake any acquisition or disposal of a material amount (where “material amount” is as defined in Note 2 on Rule 21.1 of the Takeover Code) or any material recapitalisation (where “material” is defined as 10% or more of EMI’s equity market capitalization as at the close of business on the date of this announcement); (e) if there is a material change in circumstances relating to the position under the EC Merger Regulation of the Sony BMG combination which is currently giving rise to uncertainty regarding the prospective WMG combination with EMI; or (f) if there is any other material change in circumstances.

About Warner Music Group

Warner Music Group (WMG) became the only stand-alone music company to be publicly traded in the United States in May 2005. With its broad roster of new stars and legendary artists, Warner Music Group is home to a collection of the best-known record labels in the music industry including Asylum, Atlantic, Bad Boy, Cordless, East West, Elektra, Lava, Maverick, Nonesuch, Reprise, Rhino, Rykodisc, Sire, Warner Bros. and Word. Warner Music International, a leading company in national and international repertoire operates through numerous international affiliates and licensees in more than 50 countries. Warner Music Group also includes Warner/Chappell Music, one of the world’s leading music publishers.

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Media Contact:

Will Tanous

Warner Music Group

(212) 275-2244

Will.Tanous@wmg.com

Hugh Morrison

M: Communications

+44 (0) 20 7153 1534

morrison@mcomgroup.com

Investor Contact:

Jill Krutick

Warner Music Group

(212) 275-4790

Jill.Krutick@wmg.com

The Directors of Warner Music Group Corp. accept responsibility for the information contained in this announcement. To the best of the knowledge and belief of the Directors (who have taken all reasonable care to ensure that such is the case), the information contained in this announcement is in accordance with the facts and does not omit anything likely to affect the import of such information.

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